                                                                   EXHIBIT 10(B)

                              EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 6th day of February, 1998 (the "Effective Date") by and between Enterprise Systems Group, Ltd., a United Kingdom corporation ("Employer"), and David W. Martin, an individual domiciled in Richmond, England ("Employee").

                               W I T N E S S E T H

         WHEREAS, Employer provides software and services to the electronic media industry, primarily in the United Kingdom, Europe and Africa; and

         WHEREAS, Employer believes that it would benefit from the application of Employee's particular and unique skill, experience, and background to the Employer's business and business concept; and

         WHEREAS, Employee wishes to commit to serve Employer in the position set forth herein on the terms herein provided;

         NOW, THEREFORE, in consideration of the premises and mutual covenants, terms and conditions set forth in this Agreement, and for other good and valuable consideration, Employer and Employee hereby agree, effective as of the Effective Date, as follows:

    1.   Employment and Duties. During the Employment Term (as defined in
Section 2 hereof), Employer agrees to employ Employee, and Employee agrees to be employed by Employer, as the Group Financial Director. Employee agrees to devote Employee's full time, attention, energy, skill, loyalty and best efforts to perform Employee's duties as the Group Financial Director. The Chief Executive Officer and/or the Board of Directors of Employer (the "Board") may time to time further define and clarify Employee's duties and services hereunder, and Employee also hereby agrees to perform such redefined and/or clarified duties in accordance with the provisions of this Agreement. Employee shall perform such duties and services in the United Kingdom or such other place as may otherwise be directed by the Board. Employee shall work approximately 40 hours per week, provided that Employee shall work such additional hours as are necessary or required to properly carry out his duties.

    2. Term. The term of this Agreement shall commence on the Effective Date and shall expire on February 5, 2003 (the "Employment Term").

    3.   Compensation and Related Matters.

         (a)  Base Salary As compensation for performing the


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services required by this Agreement during the Employment Term, Employer shall pay to Employee beginning April 1, 1998 an annual salary of no less than Ninety Thousand Pounds Sterling (90,000) ("Base Compensation"), payable in accordance with the general policies and procedures for payment of salaries to its Employee personnel maintained, from time to time, by Employer (but no less frequently than monthly), subject to withholding for applicable United Kingdom income tax and national insurance contributions. Increases in Base Compensation, if any, shall be determined by the Compensation Committee (the "Committee") of the Board, based on periodic reviews of Employee's performance conducted on at least an annual basis.

         (b) Bonus. In addition to Base Compensation, the Employee shall be entitled to receive a cash bonus (a "Performance Bonus Distribution") in an amount to be determined by the Board and the Committee in their sole and absolute discretion based upon achievement of both corporate and individual performance goals and objectives. Such goals and objectives shall be established by the Board or the Committee in writing on an annual basis. Each fiscal year, upon establishment of the goals and objectives by the Board and the Committee, the actual amount of the potential bonus to be earned and the criteria for earning it will be set forth in writing. The achievement of such goals and objectives and the payment of any bonus shall be determined by the Board and the Committee, provided, however, that if it is determined by the Board and the Committee that the employee attained the required goals and objectives, the bonus shall be paid.

         (c) Benefits. During the Employment Term and subject to the limitations and alternative rights set forth in this Section 3(c), Employee and Employee's eligible dependents shall have the right to participate in the medical and dental benefit plan to be established by Employer (which may include contributions by Employee) and in any other retirement, pension, insurance, health or other benefit plan or program that has been or is hereafter adopted by Employer (or in which Employer participates), as such plans and programs may be amended or modified from time to time by Employer, according to the terms of such plan or program with all the benefits, rights and privileges as are enjoyed by any other Employee officers of Employer. As of the Effective Date, Employee participates in the benefit arrangements described in Exhibit A hereto as such benefits may be amended or modified by the Board from time to time.

         (d) Vacations. During the Employment Term, Employee shall be entitled to vacation in accordance with Employer's practices, as such practices may be amended or modified from time to time by Employer, provided that Employee shall be entitled to four (4) weeks paid vacation in each full fiscal year. Employee may not accrue unused vacation time and shall not be entitled to payment for vacation time not used in any fiscal year. Notwithstanding the foregoing, Employee shall be entitled to use during the term of this Agreement any vacation time accrued prior


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to the Effective Date. Employee shall be entitled to a payment for any vacation time which has accrued in a fiscal year but has not been used as of the date of the termination of Employee's employment with Employer, unless Employee's employment is terminated pursuant to Section 5(a)(ii) hereof.

         (e) Business Expenses. Employer shall reimburse Employee for reasonable and necessary business expenses, in accordance with Employer's policies and upon presentation of appropriate documentation.

    4. Stock Options. IndeNet, Inc. has established a stock option plan (the "Stock Option Plan") which provides, among other things, for the issuance of options to purchase stock of IndeNet, Inc. from time to time to certain officers, directors and other employees of IndeNet, Inc. and its subsidiaries, including Employee. On the Effective Date, pursuant to the Stock Option Plan, IndeNet, Inc. shall grant to Employee the option to purchase Sixty Thousand (60,000) shares of IndeNet, Inc. stock ("Options") according to such terms and conditions as are set forth in the Stock Option Plan and the Option Agreement to be entered into between IndeNet, Inc. and Employee in connection with the award of such Options in accord with paragraph 7 of the Stock Option Plan. Such Options granted to Employee shall vest immediately upon (i) the death or disability of Employee, (ii) upon termination of this Agreement and Employee's employment by Employer for any reason other than a termination for cause or
(iii) in the event of a Change in Control (as defined in Section 5(a)(iv) herein). In the case of termination of this Agreement and Employee's employment
(x) by Employee or (y) for cause (as defined in Section 5(a) (ii) herein), all unvested Options shall be forfeited by Employee, but Employee shall have the right to exercise within the time period provided for in the Stock Option Plan all options vested prior to such termination for cause.

    5.   Termination and Termination Benefits.

         (a)  Termination by Employer.

              (i) Without Cause. Employer may terminate this Agreement and Employee's employment at any time for any reason or for no reason at all upon one (1) year's prior written notice to Employee. In connection with the termination of Employee's employment pursuant to this Section 5(a)(i), if Employer shall not wish Employee to continue to work during this period of notice, then, without prejudice to any claim Employee may have for Employee's Base Compensation, Employee (A) may, in accordance with Section 3 (b) hereof, be paid a pro rata portion of any bonus for which Employee may be eligible with respect to the fiscal year in which such termination occurs up to the effective date of such termination, (B) to the extent not previously paid, shall be entitled to all bonuses payable to Employee in accordance with Section 3 (b) hereof for or with respect



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         to any fiscal years prior to the fiscal year in which such termination occurs, (C) shall be entitled to the benefits set forth in Section 3(c) hereof for a period of six (6) months from the effective date of such termination and, as appropriate, shall be paid amounts accrued and owing pursuant to Sections 3(d) and 3(e) hereof. For purposes of this Agreement, the "effective date of termination" shall mean the last day on which Employee is employed with Employer which may be later than the date of the delivery of any applicable notice of termination.

              (ii) With Cause. Employer may terminate this Agreement with cause immediately upon written notice to Employee. Employer may elect to require Employee to continue to perform Employee's duties under this Agreement for an additional thirty (30) days following notice of termination. In connection with the termination of Employee's employment pursuant to this Section 5 (a) (ii) , Employee shall (A) be paid Employee's Base Compensation in accordance with Section 3(a) hereof up to the effective date of such termination, (B) to the extent not previously paid, Employee shall be entitled to any bonuses payable to Employee in accordance with Section 3(b) hereof and for any fiscal years prior to the fiscal year in which such termination occurs, (C) be entitled to the benefits set forth in Section 3(c) hereof up to the effective date of such termination and, as appropriate, shall be paid amounts accrued and owing pursuant to Sections 3(d) and 3 (e) hereof. For purposes of this Section 5(a)(ii), "cause" shall mean (1) a finding by the Board that Employee has materially harmed Employer, its business, assets or employees through an act of dishonesty, material conflict of interest, gross misconduct or willful malfeasance, (2) Employee's conviction of (or pleading nolo contendere to) a felony, (3) Employee's failure to perform (which shall not include inability to perform due to disability) in any material respects Employee's material duties under this Agreement after written notice specifying the failure and a reasonable opportunity to cure (it being understood that if Employee's failure to perform is not of a type requiring a single action to fully cure, then Employee may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion), (4) the breach by Employee of any of Employee's material obligations hereunder (other than those covered by clause (3) above) and the failure of Employee to cure such breach within thirty
         (30) days after receipt by Employee of a written notice of Employer specifying in reasonable detail the nature of the breach, or (5) Employee's sanction (including restrictions, prohibitions and limitations agreed to under a consent decree or agreed order) under, or


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         conviction for violation of, any federal or state securities law, rule or regulation (provided that in the case of a sanction, such sanction materially impedes or impairs the ability of Employee to perform Employee's duties and exercise Employee's responsibilities hereunder in a satisfactory manner).

              (iii) Disability. If due to illness, physical or mental disability, or other incapacity, Employee shall fail during any four
         (4) consecutive months to perform the duties required by this Agreement, Employer may, upon sixty (60) days' written notice to Employee, either terminate this Agreement or suspend Employee's right to any Base Compensation or Performance Bonus Distributions without terminating this Agreement. In any such event, Employee shall (A) be paid Employee's Base Compensation in accordance with Section 3(a) hereof up to the effective date of such termination, (B) be paid a pro rata portion of any bonus otherwise payable to Employee for or with respect to the fiscal year in which such termination occurs in accordance with Section 3(b) hereof up to the first day of such four
         (4) month period and, to the extent not previously paid, Employee shall be entitled to all bonuses payable to Employee in accordance with
         Section 3(b) hereof and for any fiscal years prior to the fiscal year in which such termination occurs and (C) be entitled to the benefits set forth in Section 3(c) hereof (or the after-tax cash equivalent) for a period of six (6) months from the effective date of such termination and, as appropriate, shall be paid amounts accrued and owing pursuant to Sections 3(d) and 3(e) hereof. In the event Employer elects to suspend Employee's right to Base Compensation and Performance Bonus Distributions, at such time as Employee is able to resume the duties required under this Agreement, Employee shall be entitled to receive Base Compensation and Performance Bonus Distributions from the date Employee commences the performance of such duties following the disability in accordance with the terms and provisions of this Agreement. This Section 5(a) (iii) shall not limit the entitlement of Employee, Employee's estate or beneficiaries to any disability or other benefits available to Employee under any disability insurance or other benefits plan or policy, which is maintained by Employer for Employee's benefit. For purposes of this Agreement, the "date of disability" shall mean the first day of the consecutive period during which Employee fails to perform the duties required by this Agreement due to illness, physical or mental disability or other incapacity.

              (iv) After Change of Control. If, within a two (2) year period following a "change in control" as defined below, Employer terminates this Agreement for



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         any reason other than as provided in Section 5 (a) (ii) , , Employer shall pay to Employee, within thirty (30) days of termination, the greater of (i) two (2) times Employee's Base Compensation as provided in Section 3(a) hereof, or (ii) Employee's Base Compensation provided in Section 3 (a) hereof times the number of years and/or fraction thereof remaining under this Agreement. In addition, Employee shall (A) be paid Employee's Base Compensation up to the effective date of such termination, (B) be paid a pro rata portion of any bonus otherwise payable to Employee for or with respect to the fiscal year in which such termination occurs in accordance with Section 3(b) hereof up to the effective date of such termination, (C) to the extent not previously paid, shall be entitled to all bonuses payable to Employee in accordance with Section 3(b) hereof for or with respect to any fiscal years prior to the fiscal year in which such termination occurs,
         (D) be entitled to the benefits set forth in Section 3(c) hereof for a period of six (6) months from the effective date of such termination, and, as appropriate, be paid amounts accrued and owing pursuant to Sections 3(d) and 3(e) hereof. For purposes of this Agreement, in the event Employer defaults in its obligation under Section 9 hereof and, as a consequence thereof, Employee's employment with Employer (or Employer's successor or assign) terminates, such termination shall be deemed to be a termination under this Section 5(a)(iv).

              For purposes of this Section 5(a)(iv), (A) a "change of control" of Employer shall be deemed to have occurred if: (1) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) , including a "group" as defined in Section 13(d)(3) of the Exchange, Act (but excluding IndeNet, Inc. or any of its affiliates or any group in which IndeNet, Inc. or any of its affiliates has a significant interest, a trustee or other fiduciary holding securities under an employee benefit plan of Employer), becomes the beneficial owner of the outstanding common stock, of IndeNet, Inc. (the "Common Stock") having at least forty percent (40%) of the total number of votes that may be cast for the election of directors of IndeNet, Inc., or any such person becomes the beneficial owner of all of the outstanding common stock of Employer; (2) within any twenty-four (24) month period beginning on or after the date hereof, the persons who were directors of IndeNet, Inc. immediately before the beginning of such period (the "Incumbent Directors") shall cease to constitute at least a majority of the Board or a majority of the board of directors of any successor to Employer, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent


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         Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this provision, unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision; (3) a reorganization, merger, share exchange, consolidation, sale, business combination or other disposition of all or substantially all of the assets of IndeNet, Inc. or Employer, or combination of the foregoing transactions (any of the foregoing, a "Transaction") is consummated,unless, immediately following such Transaction the shareholders of Employer immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity; or (4) the shareholders approve a complete liquidation or dissolution of IndeNet, Inc. or the Employer.

         (b)  Termination by Employee.

              (i) Without Good Reason. Employee may terminate this Agreement and Employee's employment at any time for any reason or for no reason at all upon thirty (30) days' written notice to Employer, during which period Employee shall continue to perform Employee's duties under this Agreement if Employer so elects. In connection with the termination of Employee's employment pursuant to this Section 5 (b) (i) , Employee (A) shall be paid Employee's Base Compensation in accordance with Section 3
         (a) hereof up to the effective date of such termination, (B) to the extent not previously paid, shall be entitled to all bonuses payable to Employee in accordance with Section 3 (b) hereof and for any fiscal years prior to the fiscal year in which such termination occurs and (C) shall be entitled to the benefits set forth in Section 3(c) hereof up to the effective date of such termination, and, as appropriate, shall be paid amounts accrued and owing pursuant to Sections 3(d) and 3(e) hereof.

         (c) Death. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Employee's death. In such event, Employee shall (A) be paid Employee's Base Compensation in accordance with
Section 3(a) hereof up to the date of such death, (B) be paid a pro rata portion of any bonus otherwise payable to Employee for or with respect to the fiscal year in which such death occurs in accordance with Section 3(b) hereof up to the effective date of such death and, to the extent not previously paid, Employee shall be entitled to all bonuses payable to Employee in accordance with Section 3 (b) hereof for or with respect to any fiscal years prior to the fiscal year in which such death occurs and (C) be entitled

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to the benefits set forth in Sections 3(C) hereof (or the aftertax cash equivalent) for a period of six (6) months from the date of death and, as appropriate shall be paid amounts accrued and owing pursuant to Sections 3(d) and 3(e) hereof. This Section 5(c) shall not limit the entitlement of Employee, Employee's estate or beneficiaries under any insurance or other benefits plan or policy which is maintained by Employer for Employee's benefit.

    6.   Covenants of Employee.

         (a) No Conflicts. Employee represents and warrants that Employee is not personally subject to any agreement, order or decree which restricts Employee's acceptance of this Agreement and the performance of Employee's duties with Employer hereunder.

         (b) Non-Competition. In return for employment in the capacity set forth under this Agreement, during the Employment Term and, in the event of the termination of this Agreement pursuant to the provisions of Section 5(a) (ii) hereof, for a period of twelve (12 months) thereafter, Employee shall not, directly or indirectly, (i) in any capacity whatsoever, either on Employee's own behalf or on behalf of any other person or entity with whom Employee may be employed or associated, be employed by, be a consultant to, be an officer or director of, or be connected in any manner with, a person or agency engaged in the electronic media computer software or servicing business (notwithstanding the immediately preceding clause, nothing herein shall prohibit Employee from owning 5% or less of any securities of a competitor engaged in the electronic media computer software or servicing business if such securities are listed on a nationally recognized securities exchange or traded over-the-counter on the National Association of Securities Dealers Automated Quotation System or otherwise); (ii) interfere with the employment relationship between Employer and its employees by directly or indirectly soliciting any such individual to participate in, or be employed by, any business venture other than the Employer;
(iii) solicit any business related to the business of Employer from any client or prospective client of Employer at or before the termination date of the Employee's employment with Employer for himself or for any entity in which the Employee has an interest or by which Employee is employed or engaged; or (iv) seek to divert or dissuade from continuing to do business with or entering into business with Employer or any of its affiliates or related entities, any supplier, customer or other person or entity that had a business relationship with or with which Employer, its subsidiaries or any of its affiliates or related entities was actively planning or pursuing a business relationship at or before the termination of Employee.

         (c) Confidentiality. Employee hereby acknowledges that during the course of his employment with Employer, Employee has been and will be granted access to certain information which Employer insists be kept confidential. In consideration of this Agreement, any compensation and other benefits of Employee's



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employment and Employee's continued employment by Employer, Employee hereby agrees:

              (i) to use his best efforts and diligence both during and after his employment with Employer to protect the confidential, trade secret and/or proprietary character of all Confidential Information, as defined herein, including but not limited to, avoiding the direct or indirect use (for Employee or for another) or direct or indirect disclosure of any Confidential Information, for so long as it shall remain proprietary or protectible as confidential or trade secret information, except as may be necessary for the performance of Employee's duties for Employer.

              (ii) to deliver promptly to Employer, at the termination of Employee's employment, or at any other time at Employer's request, without retaining any copies, all documents and other material in Employee's possession relating, directly or indirectly, to any Confidential Information, including, but not limited to, all memoranda, notes, records, reports, audio and video tapes, computer disks and other storage devices, and other documents or other repositories of information containing any information concerning confidential or trade secret information, whether prepared by the Employee, the Employer or anyone else.

         As used herein, "Confidential Information" means any of the following:
(x) all technical and business information of Employer, its subsidiaries or affiliates, whether patentable or not, which is of a confidential, trade secret and/or proprietary character, whether or not developed by Employee (alone or with others); (y) confidential evaluations of, and the confidential use or non-use by Employer, its subsidiaries or affiliates of technical or business information in the public domain or (z) the confidential, trade secret and whom Employer, its subsidiaries or affiliates has a business relationship.

         (d)  Return of Documents. In addition to Employee's duties under
Section 6(c) hereof, upon termination of Employee's services with Employer, Employee shall return all originals and copies of books, records, documents, customer lists, sales materials, tapes, keys, credit cards and other tangible property of Employer within Employee's possession or under Employee's control.

         (e) Equitable Relief. In the event of any breach by Employee of any of the covenants contained in this Section 6, it is specifically understood and agreed that Employer shall be entitled, in addition to any other remedy which it may have, to equitable relief by way of injunction, an accounting or otherwise and to notify any employer or prospective employer of Employee as to the terms and conditions hereof.



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         (f)  Acknowledgment. Employee Acknowledges that Employee will be directly and materially involved in certain business operations and decisions of Employer. Employee further acknowledges that the scope of the foregoing restrictions has been specifically bargained between Employer and Employee, each being fully informed of all relevant facts. Accordingly, Employee acknowledges that the foregoing restrictions of Section 6 are fair and reasonable, are minimally necessary to protect Employer and the public from the unfair competition of Employee who, as a result of Employee's performance of services on behalf of Employer, will have had unlimited access to the most confidential and important information of Employer, its business and future plans. Employee furthermore acknowledges that no unreasonable harm or injury will be suffered by him from enforcement of the covenants contained herein and that Employee will be able to earn a reasonable livelihood following termination of Employee's services notwithstanding enforcement of the covenants contained herein.

    7. Prior Agreements. This Agreement, together with the Stock Option Plan and any Option Agreements thereunder, supersedes and is in lieu of any and all other employment arrangements between Employee and Employer or its predecessor or any subsidiary and any and all such employment agreements and arrangements are hereby terminated and deemed of no further force or effect.

    8. Assignment. Neither this Agreement nor any rights or duties of Employee hereunder shall be assignable by Employee and any such purported assignment by him shall be void. Employer may assign all or any of its rights hereunder provided that substantially all of the assets of Employer are also transferred to the same party.

    9. Successor to Employer. Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Employer, as the case may be, by agreement in form and substance reasonably satisfactory to Employee, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession or assignment had taken place. Any failure of Employer to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement giving Employee the right to terminate this Agreement, in which case Employee shall be entitled to receive the compensation specified in Section 5(a)(iv) hereof. This Agreement shall inure to the benefit of and be enforceable by Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. if Employee should die while any amounts are still payable to Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there be no such designee, to Employee's estate.


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




    10. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally delivered, sent by courier or by certified mail, postage or delivery charges prepaid, to the following addresses:

         (a)  if to Employee, to:

              David W. Martin
              118 Kew Road
              Richmond,
              Surrey TW9 2AU
              England

         (b)  if to Employer, to:

              Enterprise Systems Group, Ltd.
              Ferry Works
              Summer Road
              Thames Ditton
              Surrey KT7 0QJ U.K.
              Attn: Chairman or Chief Executive officer

              With a copy to:

              Miller, Canfield, Paddock and Stone, P.L.C.
              150 W. Jefferson, Suite 2500
              Detroit, MI 48226
              Attn: Bruce D. Birgbauer, Esq.

Any notice, claim, demand, request or other communication given as provided in this Section 10, if delivered personally, shall be effective upon delivery; and if given by courier, shall be effective one (1) business day after deposit with the courier if next day delivery is guaranteed; and if given by certified mail, shall be effective three (3) business days after deposit in the mail. Either party may change the address at which it is to be given notice by giving written notice to the other party as provided in this Section 10.

    11. Amendment. This Agreement may not be changed, modified or amended except in writing signed by both parties hereto.

    12. Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

    13. Severability. Employer and Employee each expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common law, and that if any covenant, sentence, paragraph, clause or combination of the same of this Agreement (a "Contractual Provision") is in violation



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of the law of any state where applicable, such Contractual Provision shall be void in the jurisdictions where it is unlawful, and the remainder of such Contractual Provision, if any, and the remainder of this Agreement shall remain binding on the parties such that such Contractual Provision shall be binding only to the extent that such Contractual Provision is lawful or may be lawfully performed under then applicable laws. In the event that any part of any Contractual Provision of this Agreement is determined by a court of competent jurisdiction to be overly broad thereby making the Contractual Provision unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that the Contractual Provision, as so modified, shall be binding upon the parties as if originally set forth herein.

    14. Indemnification by Employee. Employee shall indemnify Employer for any and all damages, costs and expenses (including reasonable attorney fees) resulting from any material harm to Employer, its business, assets or employees through an act of dishonesty, material conflict of interest, gross misconduct or willful malfeasance by Employee. Employee also shall indemnify Employer for any and all damages, costs and expenses (including reasonable attorney fees) resulting from Employee's acts of omission constituting reckless disregard of Employee's duties to Employer following notice thereof by Employer after it becomes aware of such conduct and Employee's failure to so cure within thirty
(30) days.

    15. Indemnification by Employer. Employer shall indemnify Employee to the fullest extent permitted under the laws of the jurisdiction in which Employer has its principal place of business, in connection with any proceeding which may give rise to Employer's obligation to indemnify Employee pursuant to such laws.

    16. Governing Law. This Agreement shall be governed by the laws of the United Kingdom. The parties agree that both the courts of the State of Michigan, United States, and the English Courts shall have non-exclusive jurisdiction with respect to this Agreement.

    17. Miscellaneous. The Employer and Employee acknowledge that Employee has been employed by Employer continuously since January 4, 1982. In the event of a grievance relating to his employment, Employee shall follow the grievance procedure set forth in the Employer's Staff Handbook, as it may be amended from time to time.

                            [signature page follows]



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




    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                  EMPLOYER:

                                  ENTERPRISE SYSTEMS GROUP, LTD.

                                  By:  /s/ Rick Schleufler
                                     -------------------------------------------

                                  Print Name: Rick Schleufler
                                             -----------------------------------

                                  Title:  Group CEO
                                        ----------------------------------------



                                  Employee:

                                             /s/ David W. Martin
                                  ----------------------------------------------
                                                 David W. Martin

                      "EXHIBIT A" - DAVID MARTIN BENEFITS


1.  Life assurance benefit              Lump sum payment = 4 times annual salary
                                        plus one times salary for the purchase
                                        of an annuity for a widows pension

2.  Permanent Health Insurance          as policy documents

3.  Pension contribution                10% per annum of basic salary

4.  Medical insurance                   Private Patients Plan subscription paid

5.  Company car                         Jaguar XJ6 (or equivalent) renewed 3
                                        yearly all running costs including
                                        repairs, tax, insurance and petrol for
                                        private use paid by the Company

                      [DAVID W. MARTIN, F.C.A. LETTERHEAD]




The Directors
Enterprise Systems Group Limited
C/o Bruce D. Birgbauer, Esq.
Miller, Canfield, Paddock and Stone, P.L.C.
150 W. Jefferson, Suite 2500
Detroit, MI 48226 U.S.A.




27th October 1998



Dear Sirs,

EMPLOYMENT AGREEMENT

I write further to the Employment Agreement between us made as of the 6th February 1998 ("the Agreement").

Section 4 of the Agreement refers to the grant of Stock Options. In view of the recent decision of the shareholders of Enterprise Software, Inc. (formerly IndeNet, Inc.) not to approve the proposed Stock Option Plan, I acknowledge that for the time being such options will not be granted notwithstanding the terms of
Section 4 of the Agreement. However, I am relying on Enterprise Software, Inc. and/or Enterprise Systems Group Limited to put in place suitable alternative arrangements should the Stock Option Plan not ultimately be approved.

I confirm that this acknowledgement has no effect on the existing share options that have been granted to me under previous arrangements.

Yours sincerely

/s/ David W. Martin

David W. Martin